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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                             CONTACT: Jim Bauer
                                                           Investor Relations
                                                           (678) 473-2647
                                                           jim.bauer@arrisi.com

              ARRIS ANNOUNCES THE CLOSING OF $125 MILLION IN THEIR
                   4.5% CONVERTIBLE SUBORDINATED NOTE OFFERING

DULUTH, GA. (MARCH 18, 2003) ARRIS (NASDAQ:ARRS) today announced the closing of a total of $125 million of convertible subordinated notes due 2008 in a Rule 144A offering. The increase to a total of $125 million from the $105 million, which was priced and announced on March 13, 2003, reflects the exercise of the over allotment option granted to CIBC World Markets.

The Company will use $86.4 million of the net proceeds from the offering to immediately redeem the outstanding balance of the membership interest currently owned by Nortel Networks (NYSE:NT). The company may use some or all of the remaining proceeds to repurchase, at a discount, as many as possible of the outstanding shares of ARRIS stock currently owned by Nortel Networks.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and accordingly, the Notes were offered and sold within the United States in a Rule 144A offering only to "qualified institutional buyers" and outside of the United States in accordance with Regulation S under the Securities Act.

ARRIS is a leading provider of innovative broadband local access networks and high-speed data and telephony systems for the delivery of voice, video and data to the home and business. From the network to the subscriber, ARRIS provides complete solutions that add reliability and value. Headquartered in Duluth, Georgia, USA, ARRIS has design, engineering, manufacturing, distribution, and sales office locations throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.

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